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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Humboldt Bancorp and Subsidiaries:

We consent to the incorporation by reference in this registration statement on Form S-8 to be filed on or about January 7, 2004 of our report dated January 24, 2003, except for note 25, which is as of March 13, 2003 with respect to the consolidated balance sheets of Humboldt Bancorp and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the two years then ended, also incorporated herein by reference.

/s/ KPMG LLP

Sacramento, California
January 7, 2004